UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ModusLink Global Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OUR ANNUAL MEETING IS RAPIDLY APPROACHING AND

YOUR VOTE HAS NOT BEEN RECEIVED!

December 6, 2013

Dear Stockholder:

Our records indicate that you have not yet voted your shares for our 2013 annual meeting of stockholders, which is only days away. Whether or not you plan to attend the meeting, we urge you to cast your vote using the enclosed proxy today.

At the annual meeting, you are being asked to elect one director, approve a company sponsored proposal to declassify the Board of Directors and approve an advisory vote on executive pay. The Board of Directors recommends that all ModusLink stockholders vote FOR the director up for election and FOR the declassification of the Board and FOR the advisory vote on executive compensation.

We believe that, Proposal 2, declassification of the Board of Directors, is good corporate governance. The Board recognizes the growing sentiment among shareholders in favor of annual elections and acknowledges the affirmative vote by 51.5 percent of the company’s stockholders at the 2012 annual meeting to declassify the board. Although this constituted the affirmative vote of over 98 percent of votes cast, the proposal did not meet the required threshold and was not approved as a result. After careful consideration, the board determined that it is appropriate to propose declassifying the board. This proposal requires a FOR vote from 75% of the outstanding shares. Therefore your vote is crucial, no matter how few or how many shares you may own.

ISS, the independent proxy advisory firm also recommends a vote FOR declassification of the Board and stated in their recent report.

“The ability to elect directors is the single most important use of the shareholder franchise. ISS believes that all directors should be accountable on an annual basis. A classified board can entrench management and effectively precludes most takeover bids or proxy contests. The proposed declassification enhances board accountability to shareholders and demonstrates a commitment to shareholders’ interests on the part of management. Therefore, support for this proposal is warranted.”

The Board also recommends a FOR vote for the advisory vote on executive compensation.

The Board believes that our executive compensation program aligns with our short and long-term business goals, with a significant portion of compensation “at risk” and directly linked to our overall performance. As such, we believe our executive compensation properly aligns the interests of our executives with the interests of our stockholders.

ISS also stated in its recent report recommending a FOR vote on executive compensation.

“A vote FOR this proposal is warranted, as the increase in CEO compensation is attributable to the hiring of a new CEO whose first year compensation does not raise significant concerns at this time. The magnitude of the new CEO’s awards is not excessive, equity awards are double-triggered and will not accelerate upon a termination without cause scenario, which reduces the risk of pay-for-failure event”

PLEASE VOTE TODAY!

Enclosed is a duplicate proxy card for your use. We ask that you vote, sign and return your proxy card today. You may also vote via telephone or the internet by following the instructions on the enclosed proxy card.

We hope that we can count on your support for all proposals. If you have any questions, or need assistance in voting your shares, we encourage you to call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you in advance for your support.

Sincerely,

/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Chairman of the Board